UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

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SOLÉSENCE, INC.

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1319 Marquette Drive

Romeoville, Illinois 60446

July 30, 2025

Dear Stockholder:

On behalf of the Board of Directors, I invite you to attend the 2025 Annual Meeting of Stockholders of Solésence, Inc. to be held at our corporate headquarters, 1319 Marquette Drive, Romeoville, Illinois, on Thursday, August 28, 2025 at 8:00 a.m., Central time. The formal notice of the Annual Meeting appears on the following page.

On or about August 14th, we mailed our 2025 Proxy Statement and a proxy card.

The attached Notice of Annual Meeting and Proxy Statement describe the matters that we expect to be acted upon at the Annual Meeting. Management will be available to answer any questions you may have immediately after the Annual Meeting.

Whether or not you choose to attend the Annual Meeting, it is important that your shares be represented. Regardless of the number of shares you own, please vote your shares via telephone, over the Internet or, if you received a proxy card, sign, and date the proxy card and promptly return it to us in the postage paid envelope provided. Votes not received prior to August 28, 2025 will not be included in official voting. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.

You are welcome to join us for the August 28, 2025 meeting, and I urge you to vote over the Internet, via telephone or by mail as soon as possible.

Sincerely,

/s/ JESS JANKOWSKI
Jess Jankowski
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 28, 2025

To the Stockholders of

Solésence, Inc.:

The Annual Meeting of Stockholders of Solésence, Inc. (the “Company”) will be held at 8:00 a.m., Central time, on Thursday, August 28, 2025, at the Company’s corporate headquarters, 1319 Marquette Drive, Romeoville, Illinois, for the following purposes:

(1)	To elect two Class I directors to the Company’s Board of Directors;
(2)	Approval of the Company’s 2025 Equity Compensation Plan;
(3)	To ratify the appointment by the Company’s Audit and Finance Committee of RSM US LLP as the independent auditors of the Company’s financial statements for the year ending December 31, 2025; and
(4)	To transact such other business as may properly come before the meeting or any adjournments thereof.

The foregoing items of business are more fully described in the accompanying Proxy Statement.

The Board of Directors has fixed the close of business on July 21, 2025 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

/s/ JESS JANKOWSKI
Jess Jankowski
Principal Financial Officer

Romeoville, Illinois

July 30, 2025

ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE VOTE. INSTRUCTIONS REGARDING THE VARIOUS METHODS OF VOTING ARE CONTAINED IN THE PROXY MATERIALS AND ON THE PROXY CARD, INCLUDING HOW TO VOTE BY TOLL-FREE TELEPHONE NUMBER OR VIA THE INTERNET. IF YOU RECEIVED A PAPER COPY OF YOUR PROXY CARD BY MAIL, YOU MAY STILL VOTE YOUR SHARES BY MARKING YOUR VOTES ON THE PROXY CARD, SIGNING AND DATING IT AND MAILING IT IN THE ENVELOPE PROVIDED.

SOLÉSENCE, INC.

1319 Marquette Drive
Romeoville, Illinois 60446
(630) 771-6708

 PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors (the “Board of Directors” or the “Board”) of Solésence, Inc., a Delaware corporation (the “Company,” “Solésence,” “we,” “us” or “our”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:00 a.m., Central time, on August 28, 2025, at our corporate headquarters, 1319 Marquette Drive, Romeoville, Illinois, and any adjournments thereof. This Proxy Statement and accompanying form of proxy are first being mailed to stockholders on or about August 14, 2025.

Record Date and Outstanding Shares

The Board of Directors has fixed the close of business on July 21, 2025 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the Record Date, we had outstanding 70,481,945 shares of common stock, par value $0.01 per share (the “common stock”). Each outstanding share of common stock is entitled to one vote on all matters to come before the Annual Meeting.

Voting of Proxies

The Board of Directors authorized Jess A. Jankowski to serve as proxy holder in the name of, and on behalf of, the stockholders executing and returning proxies in connection with the Annual Meeting. Mr. Jankowski is an executive officer of the Company, Corporate Secretary of the Company, and is also a director of the Company. The shares represented by each executed and returned proxy will be voted in accordance with the directions indicated thereon, or, if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Corporate Secretary of the Company of either (1) an instrument revoking the proxy or (2) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting (attendance at the Annual Meeting will not, by itself, revoke a proxy). Stockholders will not have any rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon at the Annual Meeting.

Board Recommendations

The Board of Directors recommends that you vote your shares (1) “FOR” the election of the director nominees, (2) “FOR” the approval of the proposed 2025 Equity Compensation Plan, and (3) “FOR” the ratification of the appointment of RSM US LLP as the independent auditors of our financial statements for the year ending December 31, 2025.

Quorum and Required Vote

The required quorum for transaction of business at the Annual Meeting will be a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting, represented in person or by proxy. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether a quorum is present. Abstentions and broker non-votes will be included in determining the presence of a quorum.

Proposal 1. The vote of a plurality of the shares of common stock voted in person or by proxy is required to elect the nominees for Class I director. Stockholders will not be allowed to cumulate their votes in the election of directors. Abstentions and broker non-votes will have no effect on the outcome of the vote on the election of directors.

Proposal 2. The affirmative vote of a majority of the shares of common stock represented in person or by proxy is required to approve the 2025 Equity Compensation Plan. Abstentions will be considered present and entitled to vote with respect to approving the proposed amendments and will have the same effect as votes “against” such proposal. Broker non-votes will have no effect on the outcome of the vote to approve the proposed 2025 Equity Compensation Plan.

Proposal 3.  The affirmative vote of a majority of the shares of common stock represented in person or by proxy is required to ratify the appointment of RSM US LLP as the independent auditors of our financial statements for the year ending December 31, 2025. Abstentions will be considered present and entitled to vote with respect to ratifying the appointment of our independent auditors and will have the same effect as votes “against” such proposal. Broker non-votes will have no effect on the outcome of the vote to ratify the appointment of our independent auditors.

Annual Report to Stockholders

Our Annual Report, containing financial and other information pertaining to the Company, is being furnished to stockholders simultaneously with this Proxy Statement.

Householding

We have adopted an SEC-approved procedure called “householding.” Under this procedure, we may deliver a single copy of the Proxy Statement and the Annual Report to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces the environmental impact of our annual meetings and reduces our printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards if they receive a printed set of the proxy materials. Upon written or oral request, we will deliver promptly a separate copy of the Proxy Statement and the Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents.

To receive free of charge a separate copy of the Proxy Statement or the Annual Report, or separate copies of any future notice, proxy statement or annual report, or if you are receiving multiple copies of the Proxy Statement and/or Annual Report and would like to receive only one copy, stockholders may write or call us at Solésence, Inc., 1319 Marquette Drive, Romeoville, Illinois 60446, Attention: Investor Relations, (630) 771-6708.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board of Directors currently consists of four directors. Article VI of our Certificate of Incorporation provides that the Board of Directors shall be classified with respect to the terms for which its members shall hold office by dividing the members into three classes, each serving three-year terms. The Class I directors whose terms expire at the Annual Meeting are Ms. R. Janet Whitmore and Ms. Laura M. Beres.

 At the 2025 Annual Meeting, two Class I directors will be elected for a term of three years expiring at our 2028 Annual Meeting of Stockholders. We prepared the following director summary using information furnished to us by the director nominees. The nominees are presently serving as directors of the Company. See “Nominees” below.

If at the time of the Annual Meeting the nominee should be unable or decline to serve, the persons named in the proxy will vote for such substitute nominee as the Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by the Board of Directors, as the Board of Directors recommends. The Board of Directors has no reason to believe that the nominee will be unable or decline to serve as a director if elected.

The two directors whose terms of office do not expire in 2025 will continue to serve after the Annual Meeting until such time as their respective terms of office expire or their successors are duly elected and qualified. See “Other Directors” below. There is no family relationship between any director or executive officer of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED BELOW.

Nominees

The name of the nominees for the office of director, together with certain information concerning such nominees, is set forth below:

Name	Age	Position with the Company	Served as Director Since	Term Expires	Class
R. Janet Whitmore	70	Chair of the Board of Directors	2003	2025	I
Laura M. Beres	40	Director	2020	2025	I

Ms. Whitmore joined the board in November 2003. She is a former director of Silverleaf Resorts, Inc., where she served as Chair of the Compensation Committee and as a member of the Audit Committee. She is also a former director of Epoch Biosciences, a supplier of proprietary products used to accelerate genomic analysis. Ms. Whitmore is Founder of Benton Consulting, LLC, which specializes in business development and processes. From 1976 through 1999, Ms. Whitmore held numerous engineering and finance positions at Mobil Corporation, including Mobil’s Chief Financial Analyst and Controller of Mobil’s Global Petrochemicals Division. Ms. Whitmore holds a B.S. degree in Chemical Engineering from Purdue University and an M.B.A. from Lewis University. We believe that Ms. Whitmore’s combination of global financial, engineering, and management expertise makes her a valuable member of our Board of Directors. Ms. Whitmore is the sister of Bradford T. Whitmore, and herself beneficially owned approximately 3% of the outstanding shares of our common stock as of July 30, 2025. Mr. Whitmore, together with his affiliates Whitmore Holdings, LLC, Grace Investments, LP. and Strandler, LLC, beneficially owned approximately 71% of the outstanding shares of our common stock as of July 30, 2025. He is also the manager of Beachcorp, LLC and Strandler, LLC.  The Company has entered into loan agreements with both Beachcorp, LLC, and Strandler, LLC.

Ms. Beres has served as a director of the Company since October, 2020.  She has spent her career across roles in corporate strategy, transformation and merchandising in retail and consumer industries, focused on building new organizational and market-facing capabilities.  Ms. Beres currently serves as the VP Wellness at Ulta Beauty, having previously led Merchandising Strategy & Insights, and Enterprise Transformation.  Previously, she has worked at Deloitte Consulting, advising primarily on growth and transformation strategies in large-scale, consumer-facing companies, with additional leadership roles in the CMO practice, developing and executing strategies on global accounts. Ms. Beres started her career working in the financial services, focused on small and middle market companies, with responsibilities including commercial lending and credit evaluation, and credit transaction negotiation. She earned her M.B.A. from The University of Chicago Booth School of Business and has a B.S. in Finance and B.A. from Butler University. Ms. Beres also serves on the Boards of Directors for the Chicago Children's Museum and Youth Guidance.  We believe that Ms. Beres’ broad strategic experience in CPG, and specific experience with beauty, along with her strong financial background makes her a valuable member of our Board of Directors.

Other Directors

The following people will continue to serve as directors of the Company after the Annual Meeting until their terms of office expire (as indicated below) or until their successors are duly elected and qualified. We prepared the following director summaries using information furnished to us by the directors.

Name	Age	Position with the Company	Served as Director Since	Term Expires	Class
Jess A. Jankowski	60	President, Chief Executive Officer, Chief Financial Officer, and Director	2009	2027	III
Mark E. Miller	62	Director	2023	2027	III

Mr. Miller has served as a Director of the Company since July, 2023.  He has spent most of his career in leadership and operations roles in chemical manufacturing companies in the personal care and pharmaceutical industries.  Mr. Miller currently serves as Chief Executive Officer and Board Chair at MetiSense LLC.  He also serves on the Board of Directors with Cupron, Inc. and Curie Co., two privately held organizations in advanced materials.  Previously he was the President and Chief Operating Officer at Nagase Specialty Materials, where he led the North American organization, and he has worked at Business Performance Consultancy as a Principal and in Executive roles at Lonza and BASF.    He earned his JD from the University of Illinois Chicago, M.B.A. from the University of Illinois Urbana-Champaign, and has a BBA in Business Administration from the University of Notre Dame.  We believe that Mr. Miller’s broad strategic experience in personal care chemical manufacturing along with his strong executive leadership background makes him a valuable member of our Board of Directors.

Mr. Jankowski joined the Board in February 2009. He has served as the Company’s President and Chief Executive Officer since that time. Mr. Jankowski also served as the Company’s principal financial officer and principal accounting officer from November 2017 until March 2018, and again from April 2019 through the current time. After joining the Company in 1995, Mr. Jankowski held offices including Vice President of Finance, Chief Financial Officer, Secretary, Treasurer and Controller. Prior to joining the Company, he served as Controller for two building and public works contractors in the Chicago area, during which time he had significant business development responsibilities. He began his career working for Kemper Financial Services. Mr. Jankowski holds a B.S. from Northern Illinois University and an M.B.A. from Loyola University. He was appointed to serve on the board of directors of the Northern Illinois Technology Foundation, an economic development and technology transfer entity that is part of Northern Illinois University (2009-2018). Mr. Jankowski was also appointed to serve on the Due Diligence Team of the State’s Invest Illinois Venture Fund (2011-2015). He also served on the TechAmerica Midwest Board (2008-2012). Mr. Jankowski was also appointed to serve on the Romeoville Economic Development Commission (2004-2010). He has also served on the advisory board of NITECH (Formerly WESTEC), an Illinois Technology Enterprise Center focusing on the commercialization of advanced manufacturing technologies (2003-2008). Mr. Jankowski has served on the Advisory Board of the Nanobusiness Commercialization Association since 2009. We believe that Mr. Jankowski’s long-term and intimate experience with the Company’s operations and business development process, his financial and management expertise, and his extensive industry relationships, make him a valuable member of our Board of Directors.

Director Compensation

Upon first being elected to the Board of Directors, each director of the Company who is not an employee or consultant of the Company (an “Outside Director”) is granted stock options to purchase shares of common stock at the closing price as of the date of issuance (the fair market value). This initial option grant to an Outside Director typically vests over three years, though may accelerate upon termination from the Board of Directors.

In 2024, we paid quarterly compensation to the Chairman of the Board of Directors, for an annual total of $24,000. Our other two Outside Directors, Ms. Beres and Mr. Miller were each paid quarterly compensation for an annual total of $18,000. This compensation was made solely for services performed by each in their capacities as directors.

During the fourth quarter of 2024, we granted our Outside Directors stock options totaling 30,000 shares under the 2019 Equity Plan, as follows: the Chairman of the Board of Directors received stock options to purchase 12,000 shares of our common stock, while the other two Outside Directors received stock options to purchase 9,000 shares of our common stock. Our current Outside Directors had the following shares of our common stock underlying stock options (both vested and unvested) outstanding as of December 31, 2024: Ms. Whitmore: 59,934 shares; Ms. Beres: 61,600 shares; and Mr. Miller: 31,600 shares.

In 2005, we adopted, and our stockholders approved, the 2005 Non-Employee Director Restricted Stock Plan (the “Director Restricted Stock Plan”) which reserved 150,000 shares of our common stock to be issued to Outside Directors in the form of restricted shares. In 2005, no awards were made under the Director Restricted Stock Plan. In 2005, we also adopted the Non-Employee Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”) which permits an Outside Director to defer the receipt of director fees until separation from service or the Company undergoes a change in control. We amended the Director Restricted Stock Plan in 2005 to permit an Outside Director to defer receipt of restricted stock granted under it. The deferred restricted shares are accounted for under the Director Deferred Compensation Plan and issued upon separation from service or the Company’s change in control. Under the Director Deferred Compensation Plan, the deferred fees that would have been paid in cash are deemed invested in 5-year U.S. Treasury Bonds during the deferral period. The accumulated hypothetical earnings are paid following the Outside Director’s separation from service or the Company’s change in control. The deferred fees that would have been paid as restricted shares are deemed invested in our common stock during the deferral period. The Director Deferred Compensation Plan is an unfunded, nonqualified deferred compensation arrangement. In 2009, all Outside Directors elected to defer receipts of all of the restricted shares they became entitled to under the Director Restricted Stock Plan, which was consolidated into the 2010 Equity Plan. In November 2019, the 2010 Equity Plan was consolidated in to the 2019 Equity Compensation Plan.

All Outside Directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending board and committee meetings.

	2024 Outside Director Compensation
Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
R. Janet Whitmore	$24,000	$29,316	$53,316
Laura M. Beres	$18,000	$21,987	$39,987
Mark E. Miller	$18,000	$21,987	$39,987

(1)	The amounts in this column represent the aggregate grant date fair value of awards granted in 2024 in accordance with FASB ASC Topic 718. See Note 10 of the notes to our financial statements contained in Part II, Item 8 of our Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values.

Director Independence

The Board of Directors has determined that the following Company directors are “independent” as that term is defined in the rules and regulations of the SEC and the Nasdaq Stock Market: Ms. Beres and Mr. Miller. Though we were not listed on Nasdaq in 2024, our Board of Directors used the Nasdaq listing standards in making its independence determinations Under the Nasdaq Stock Market rules, the Company would qualify as a “controlled company” because of the direct and indirect ownership of Bradford T. Whitmore. As a controlled company, the Company would be exempt from the requirements under those rules to have a majority of independent directors, to have an independent compensation committee, or to have independent director oversight of director nominations.

Meetings of the Board and Committees During the year ended December 31, 2024, the Board of Directors (“BOD”) held sixteen meetings. All directors attended all meetings of the BOD and related committee meetings in 2024 with the exception of one committee meeting where Ms. Beres was absent.

Committees of the Board of Directors -- The Board of Directors has established an Audit and Finance Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each operates in accordance with its charter (available on our website www.solesence.com under the “Investor Relations” section). The current members of the Audit and Finance Committee are Ms. Beres (Chair) and Mr. Miller. The members of the Compensation Committee are Ms. Whitmore (Chair), Ms. Beres, and Mr. Miller. The members of the Nominating and Corporate Governance Committee are Ms. Whitmore (Chair), Ms. Beres, and Mr. Miller. Given Ms. Whitmore’s extensive experience and institutional knowledge of the Company and the Compensation Committee and Nominating and Corporate Governance Committee and her role as Chair, the Company is relying on the limited exception under Nasdaq rules to allow her to continue to serve on the committees, which the Board of Directors believes is in the best interests of the Company and its stockholders.

The Audit and Finance Committee generally has responsibility for retaining the Company’s independent public auditors, reviewing the plan and scope of the accountants’ annual audit, reviewing the Company’s internal control functions and financial management policies, reviewing and approving all related party transactions, and reporting to the Board of Directors regarding all of the foregoing. The Audit and Finance Committee held six meetings during 2024. The Board of Directors has determined that Ms. Beres is an “audit committee financial expert” as described in applicable SEC rules.

The Compensation Committee generally has responsibility for establishing executive officer and key employee compensation, reviewing, and establishing the Company’s executive compensation, evaluating our Outside Director compensation, and reporting to the Board of Directors regarding the foregoing. The Compensation Committee also has responsibility for administering the 2019 Equity Compensation Plan (the “2019 Equity Plan”), determining the number of options, if any, to be granted to the Company’s employees and consultants pursuant to the 2019 Equity Plan, and reporting to the Board of Directors regarding the foregoing. Regarding most compensation matters, including executive compensation, our management provides recommendations to the Compensation Committee; however, the Compensation Committee does not delegate any of its functions to others in setting compensation. The Compensation Committee does not currently utilize external consultants in executive or director compensation matters. The Compensation Committee held three meetings during 2024. Each member of the Compensation Committee is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and is an “Outside Director” as defined by the regulations under Section 162(m) of the Internal Revenue Code.

The Nominating and Corporate Governance Committee generally has responsibility for evaluating and nominating candidates to serve on the Board of Directors, and for establishing and reviewing our Corporate Governance Principles. The Nominating and Corporate Governance Committee held one meeting during 2024.

 Communications with the Board of Directors

        Any stockholder desiring to communicate with the Board of Directors or one or more of its directors may send a letter addressed to the Board of Directors or the applicable directors in care of the Corporate Secretary at Solésence, Inc., 1319 Marquette Drive, Romeoville, Illinois 60446. All such communications must have the sender’s name, address, telephone number and e-mail address, if any, as well as a statement of the type and amount of our securities the sender holds and any other interest of the sender in the subject of the communication or, if the sender is not a stockholder of the Company, a statement of the nature of the sender’s interest in the Company. Communications will be forwarded to the proper recipient unless they (a) concern individual grievances or other interests that could not reasonably be construed to be of concern to the stockholders or other constituencies of the Company, (b) advocate for the Company to engage in illegal activities, (c) contain offensive, scurrilous, or abusive content, or (d) have no relevance to the business or operations of the Company.

Directors’ Attendance at Annual Meetings

We encourage, but do not require, our directors to attend our Annual Meeting of Stockholders. When a director is unable to attend an Annual Meeting of Stockholders in person, but is able to attend by electronic conferencing, we will arrange for the director to participate by other means such that the director can hear and be heard by those present at the meeting. The entire Board of Directors attended our 2024 Annual Meeting of Stockholders in-person or virtually.

Board’s Philosophy in Risk Oversight, Roles and Diversity

The Board of Directors considers its role in risk oversight to focus primarily on evaluating risk at the entity and strategic levels, with management primarily responsible for managing day-to-day risk factors and presenting summary materials for those positions to the Board of Directors. Consistent with this philosophy, the Board of Directors has no formal policy as to whether the roles of Chief Executive Officer and board Chair should be segregated or combined. The Board of Directors considers the circumstances of the Company and makes a determination as to the appropriate leadership structure for the Company at that time. As of the time of this filing, the positions of CEO and Board Chair are held by two individuals – Ms. Whitmore serves as Chair and Mr. Jankowski serves as CEO. Ms. Whitmore brings extensive experience in corporate leadership from her own working experience and from a number of boards on which she has served in the past, and Mr. Jankowski is expected to benefit from that experience. The Board of Directors believes this to be the most appropriate structure for the Company at this time. Under our Corporate Governance Principles, in the event that the Chair of the Board is not an Outside Director, the Board will elect a lead independent director, who will have the responsibility to schedule and prepare agendas for meetings of the Outside Directors, communicate with the CEO, disseminate information to the rest of the Board and raise issues with management on behalf of the Outside Directors when appropriate. The Board evaluates its leadership structure on an ongoing basis and may change it as circumstances warrant.

The Board of Directors does not have a stated policy regarding diversity, although pursuant to our Corporate Governance Principles, diversity is one factor that the Nominating and Corporate Governance Committee considers when recommending directors for stockholder approval. The Board seeks experienced individuals for service who bring extensive experience in leadership, operations, finance, and engineering, particularly in areas directly applicable to the Company or its intended future endeavors.

Employee, Officer, and Director Hedging

The Company has a policy that prohibits directors, officers and employees from trading the Company’s stock during blackout periods; trading on a short-term basis (less than 6 months); purchases on margin or otherwise pledging the Company’s stock; short sales; buying or selling put options or call options on the Company’s stock or entering into hedging transactions with respect to the Company’s securities such as collars, prepaid variable forwards, equity swaps or similar transactions; or engaging in limit orders, standing orders or other pre-arranged transactions that execute automatically. Same-day limit orders and approved 10b-5 plans are not subject to these limitations.

Insider Trading Policies

As part of its Code of Business Conduct and Ethics, the Company has adopted insider trading policies and procedures governing the purchase, sale and/or dispositions of its securities by directors, officers and employees that are reasonably designed to promote compliance with insider trading laws, rules and regulations and any applicable listing standards.

EXECUTIVE OFFICERS

Set forth below is certain information regarding the executive officers of the Company as of the date of this proxy statement who are not identified as directors in “Proposal I Election of Director—Other Directors” above. We prepared the following executive officer summaries using information furnished to us by the executive officers.

Name	Age	Position

Kevin Cureton	64	Chief Operating Officer

Mr. Cureton joined the Company in November 2012 as Vice President of Sales, Marketing and Business Development. Effective January 1, 2018, Mr. Cureton was named Chief Commercial Officer, and became the Company’s Chief Operating Officer in December 2019. His chemical industry experience has spanned more than twenty years, the majority of which has been in the personal care industry, including twelve years at AMCOL International Corporation, where he served as the founder and Managing Director of its skin care and dermatology technology business. Prior to AMCOL, he made significant contributions at Air Products, Borden, and other entities. Mr. Cureton holds a Bachelor of Science in chemical engineering from Carnegie Mellon University and an M.B.A. from the University of Chicago Booth School of Business

 DELINQUENT SECTION 16(a) REPORTS

Section 16 of the Exchange Act requires the Company’s officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based solely on a review of the forms we have received, we believe that during 2024 all Section 16 filing requirements applicable to our officers, directors and 10% beneficial owners were complied with by such persons, with the exception of two late filings by Ms. Whitmore, both due to administrative errors within the Company. Further, the Company’s annual grant of stock options was made on December 31, 2024 and filed late on January 13, 2025, due to an oversight, resulting in an additional late filing for each Ms. Whitmore, Ms. Beres, and Messrs. Miller, Jankowski, and Cureton.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth a summary of the compensation for each of our named executive officers in U.S. dollars for the years ended December 31, 2024 and 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Jess Jankowski	2024	$357,072	$141,569	$39.738	$26,969	$565,348
Chief Executive Officer	2023	$341,409	$—	$5,521	$27,919	$374,849
Kevin Cureton	2024	$309,256	$111,016	$39,738	$21,299	$481,309
Chief Operating Officer	2023	$294,492	$—	$5,521	$22,704	$322,687

(1)

Any amounts earned during 2024 and 2023 would typically have been paid in early-to-mid 2025 and 2024, respectively. Bonus compensation is driven by Company performance against its goals as ultimately determined by the Compensation Committee of the Board of Directors (“Compensation Committee”). A set of Company-level objectives is created at the beginning of the year, focusing on total revenue, revenue growth, particular sources of revenue growth, business development achievements, cash flows and related targets, as well as a small discretionary component designed to capture items not specifically listed. Each measure has varying levels of achievement, which is reflected in the aggregate bonus measurement. The resulting bonus calculation is then applied to each individual’s bonus potential as a percentage of salary. Performance milestones were partially achieved in 2024, resulting in bonuses being paid in July of 2025. Performance milestones were not met in 2023 and related bonuses were not paid.

(2)

The amounts in this column represent the aggregate grant date fair value of awards granted in 2024 and 2023 in accordance with FASB ASC Topic 718. See Note 10 of the notes to our financial statements contained in our most recent Form 10-K for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values.

(3)	The amounts in this column represent 401(k) match (total for executive officers of $14,305 during 2024 and $14,585 during 2023), and the value of the Company portion of the health and life insurance including employer HSA contributions. Health insurance benefits are the same for all employees. Life insurance is provided to all employees in the amount of the employee’s annual base salary, capped at a maximum of $150,000.

Employment Agreements

Effective as of August 12, 2009, we entered into an employment agreement with Jess Jankowski in connection with his services as President and Chief Executive Officer. No term has been assigned to Mr. Jankowski’s employment agreement.

Pursuant to the terms of his employment agreement, Mr. Jankowski will receive an annual base salary of not less than $275,000. In addition, Mr. Jankowski will be eligible for discretionary bonuses for services to be performed as an executive officer of the Company based on performance and achieving milestones approved by our Board of Directors (the “Board”).

Mr. Jankowski will be eligible for such stock options and other equity compensation as the Board deems appropriate, subject to the provisions of the 2019 Equity Compensation Plan. Mr. Jankowski will also be entitled to the employee benefits made available by us generally to all of our other executive officers, subject to the terms and conditions of our employee benefit plan in effect from time to time.

In the event Mr. Jankowski’s employment is terminated other than for “cause” (as such term is defined in the employment agreement), Mr. Jankowski will receive a sum equal to Mr. Jankowski’s base salary in effect at the time of termination for 52 full weeks after the effective date of termination, payable in proportionate amounts on our regular pay cycle for professional employees, provided that Mr. Jankowski signs, without subsequent revocation, a separation agreement and release in a form acceptable to us. In addition, all stock options granted to Mr. Jankowski prior to termination will become fully vested and exercisable in accordance with the applicable option grant agreement and the 2019 Equity Compensation Plan. If he is terminated for cause, or if he resigns as an employee of the Company, Mr. Jankowski will not be entitled to any severance or other benefits accruing after the term of the employment agreement and such rights will be forfeited immediately upon the end of such term.

If, within two years after the occurrence of a change in control, as defined in his employment agreement, Mr. Jankowski’s employment is terminated other than for cause, his responsibilities or annual compensation are materially reduced without his prior consent, or we cease to be publicly held (each, a “Trigger”), then, subject to Mr. Jankowski signing, without subsequently revoking, a separation agreement and release in a form acceptable to us, Mr. Jankowski will receive a sum equal to his base salary for 104 full weeks after the date the Trigger occurs. In addition, all stock options granted to Mr. Jankowski prior to the Trigger will become fully vested and exercisable in accordance with the applicable option grant agreement and the 2019 Equity Compensation Plan.

 Effective as of November 28, 2012, we entered into an employment agreement with Mr. Kevin Cureton providing for an annual base salary of not less than $190,000. No term has been assigned to Mr. Cureton’s employment agreement. If Mr. Cureton is terminated other than for “cause” (as such term is defined in Mr. Cureton’s employment agreement), then, subject to Mr. Cureton signing, without revoking, a separation agreement and release in a form acceptable to us, Mr. Cureton will receive severance benefits in an amount equal to Mr. Cureton’s base salary for 26 weeks. In addition, all stock options granted to Mr. Cureton prior to termination will become fully vested and exercisable in connection with the applicable option grant agreement and the 2019 Equity Compensation Plan. A signing bonus of $25,000 was paid upon Mr. Cureton’s acceptance of employment.

Pay Versus Performance

The following table sets forth the pay versus performance summary for our named executive officers in U.S. dollars for the years ended December 31, 2024, 2023 and 2022.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for non-PEO Named Executive Officers(2)	Average Compensation Actually Paid to non-PEO Named Executive Officers(3)	Value of Initial Fixed $100 Investment Based On:(4) Total Shareholder Return	Net (Loss) Income (in thousands)
2024	$565,348	$650,838	$481,309	$566,799	$55	$4,235
2023	$374,849	$333,658	$322,687	$281,496	$14	$(4,390)
2022	$418,725	$251,105	$368,582	$200,962	$26	$(2,623)

(1)	Jess Jankowski was our PEO for each of the years presented.
(2)	Kevin Cureton was our non-PEO for each of the years presented.
(3)	Compensation “actually paid” is calculated in accordance with Item 402(v) of Regulation S-K. The tables below sets forth each adjustment made during each year presented in the table to calculate the compensation “actually paid” to our NEOs during each year in the table:

	2024		2023		2022
Adjustments to Determine Compensation “Actually Paid” for PEO & Non-PEO NEOs	PEO	non-PEO	PEO	non-PEO	PEO	non-PEO

Equity Awards:
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	—	—	—	—	—	—
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table	(39,738)	(39,738)	(5,521)	(5,521)	(68,898)	(68,898)
Increase for fair value of awards granted during year that remain outstanding as of covered year end	39,738	39,738	5,521	5,521	68,898	68,898
Increase for fair value of awards granted during year that vested during covered year	—	—	—	—	—	—
Increase/deduction for change in fair value from prior year-end to covered year-end of awards granted prior to covered year that were outstanding and unvested as of year-end	38,473	38,473	(27,461)	(27,461)	(111,747)	(111,747)
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to covered year that vested during covered year	47,017	47,017	(13,730)	(13,730)	(55,873)	(55,873)
Deduction of fair value of awards granted prior to covered year that were forfeited during covered year	—	—	—	—	—	—
Increase based upon incremental fair value of awards modified during year	—	—	—	—	—	—

Total Adjustments	85,490	85,490	(41,191)	(41,191)	(167,620)	(167,620)

(4)	Assumes $100 invested in our common stock on December 31, 2021.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding each unexercised option held by each of our named executive officers as of December 31, 2024.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Jess Jankowski
	69,000	-0-		$0.42	02/23/26
	81,000	-0-		$0.68	02/21/27
	90,000	-0-		$0.82	05/23/28
	16,500	-0-		$0.51	05/22/29
	90,000	-0-		$0.45	06/18/27
	90,000	-0-		$4.17	12/28/28
	48,000	24,000	(1)	$1.17	12/20/29
	4,200	8,400	(2)	$0.61	12/27/30
	-0-	22,500	(3)	$2.44	12/31/31	—	—

Kevin Cureton
	43,500	-0-		$0.42	02/23/26
	50,000	-0-		$0.68	02/21/27
	80,000	-0-		$0.82	05/23/28
	16,500	-0-		$0.51	05/22/29
	90,000	-0-		$0.45	06/18/27
	90,000	-0-		$4.17	12/28/28
	48,000	24,000	(1)	$1.17	12/20/29
	4,200	8,400	(2)	$0.61	12/27/30
	-0-	22,500	(3)	$2.44	12/31/31	—	—

(1)	These grants expiring December 20, 2029 vest in three equal installments on December 20, 2023, 2024, and 2025.
(2)	These grants expiring December 27, 2030 vest in three equal installments on December 27, 2024, 2025, and 2026.
(3)	These grants expiring December 31, 2031 vest in three equal installments on December 31, 2025, 2026, and 2027.

Potential Payment Upon Termination or Change in Control

Severance Benefits. Please see discussion of severance benefits under “Employment Agreements” above.

Change in Control. Upon a change in control, the 2019 Equity Compensation Plan provides that: (1) vesting under all outstanding stock options will automatically accelerate and each option will become fully exercisable; (2) the restrictions and conditions on all outstanding restricted shares shall immediately lapse; and (3) the holders of performance shares will receive a payment in settlement of the performance shares, in an amount determined by the Compensation Committee, based on the target payment for the performance period and the portion of the performance period that precedes the change in control. If the Company is not the surviving entity, the successor is required to assume all unexercised options.

Payments. The following table quantifies the estimated payments that would be made in each covered circumstance to the following named executive officers:

Name	Termination By Company Without Cause (1)(4)	Change In Control (2)(4)	Involuntary Termination In Connection With or Following a Change In Control (3)(4)
Jess Jankowski	$413,000	$46,000	$780,000
Kevin Cureton	$206,000	$46,000	$206,000

(1)	This amount represents the severance benefits that would be received under the executive officer’s employment agreement as described had the executive officer been terminated by the Company without cause on December 31, 2024, including the value of any stock options that would have accelerated vesting in connection with such termination.
(2)	This amount represents an estimate of the value that would have been received under the 2019 Equity Compensation Plan had a change in control occurred as of December 31, 2024, and the executive officers benefited from an acceleration of vesting in the 2019 Equity Compensation Plan awards, as described above.
(3)	This amount represents an estimate of the payments and value (including acceleration of vesting of equity-based awards) that would have been received by the executive officers had the executive officers been terminated by the Company without cause on December 31, 2024 in connection with a change in control on this date.
(4)	In all three columns, for purposes of calculating the value of the acceleration of vesting of equity-based awards relating to a change in control on December 31, 2024, the closing price of our common stock as of December 31, 2024, was used. The amount represents the difference between the exercise price of any unvested options and $2.44.

Policies and Practices Related to the Grant of Certain Equity Awards

It has been the Compensation Committee’s long-standing practice to review our results for the previous fiscal year, review the Company’s financial plan and strategy for the current fiscal year, track progress to goals, and based on those reviews approve the granting of equity awards for the current fiscal year. It has been our preference to grant non-qualified stock options (NSOs) to our executives and many of our key employees. NSOs are granted with an exercise price equal to or higher than the closing market price of our common stock on the grant date. We take into account the timing of our disclosure of material nonpublic information and the Compensation Committee generally approves annual awards during the fourth quarter. The past four annual grants have been made during the last few days for the quarter, during which we have entered into a blackout period as dictated by our Policy on Insider Trading. We do not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. Other than grants made in connection with hiring, equity awards are granted to NEOs at the same time that equity awards are granted to all other employees who are eligible for such awards. In 2024, no grants were made to NEOs in the period beginning four business days before the filing of a periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of a current report on Form 8-K that disclosed material nonpublic information, and ending one business day after the filing or furnishing of such report.

SECURITY OWNERSHIP OF MANAGEMENT
AND PRINCIPAL STOCKHOLDERS

The following table sets forth, as of June 30, 2025 certain information with respect to the beneficial ownership of our common stock by (1) each person known by us to own beneficially more than 5% of the outstanding shares of common stock, (2) each of our directors, (3) each of our named executive officers and (4) all our current executive officers and directors as a group. There were 70,481,945 shares of common stock outstanding as of June 30, 2025.

Name	Number of Shares Beneficially Owned (1)		Percent of Shares Beneficially Owned
Bradford T. Whitmore	49,826,805	(2)	70.7%
R. Janet Whitmore	2,082,009	(3)	3.0%
Jess A. Jankowski	698,150	(4)	1.0%
Kevin Cureton	570,912	(5)	*
Laura M. Beres	39,200	(6)	*
Mark E. Miller	10,866	(7)	*
All current executive officers and directors as a group (5 persons)	3,401,137	(8)	4.8%

Unless otherwise indicated below, the person’s address is the same as the address for the Company.

*Denotes beneficial ownership of less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated below, the persons in the above table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Includes 18,669,879 shares of common stock held by Whitmore Holdings, LLC, 675,515 shares of common stock held by Grace Investments, LP., 30,373,270 shares of common stock held by Strandler, LLC and 108,141 shares held by Bradford T. Whitmore. Mr. Whitmore is a manager of Whitmore Holdings, LLC. In such capacities, Mr. Whitmore shares voting and investment power with respect to the shares of common stock held by Whitmore Holdings, LLC. Mr. Whitmore is a manager of Strandler, LLC. In such capacities, Mr. Whitmore shares voting and investment power with respect to the shares of common stock held by Strandler, LLC. Mr. Whitmore is a general partner of Grace Investments, LP. In such capacities, Mr. Whitmore shares voting and investment power with respect to the shares of common stock held by the Grace Investments, LP. This information is based on information reported via Schedule 13D and Form 4, both filed on June 2, 2025 with the SEC. The address of the stockholder is 5215 Old Orchard Road Suite 620, Illinois 60077.

(3)	Includes Ms. Whitmore’s 32,867 shares of common stock issuable upon exercise of options exercisable currently or within 60 days of June 30, 2025.

(4)	Includes Mr. Jankowski’s 488,700 shares of common stock issuable upon exercise of options exercisable currently or within 60 days of June 30, 2025, as well as 1,000 shares held by his spouse.

(5)	Includes Mr. Cureton’s 378,700 shares of common stock issuable upon exercise of options exercisable currently or within 60 days of June 30, 2025.

(6)	Is composed of Ms. Beres’ 39,200 shares of common stock issuable upon exercise of options exercisable currently or within 60 days of June 30, 2025.

(7)	Is composed of Mr. Miller’s 10,866 shares of common stock issuable upon exercise of options exercisable currently or within 60 days of June 30, 2025.
(8)	Includes all current executive officers and directors as a group’s 950,933 shares of common stock issuable upon exercise of options exercisable currently or within 60 days of June 30, 2025.

Securities Authorized for Issuance under Equity Compensation Plans

The following table gives information about our common stock that may be issued upon the exercise of options and rights under our 2019 Equity Compensation Plan (the “2019 Equity Plan”) and our 2010 Equity Compensation Plan (the “2010 Equity Plan”) on December 31, 2024. The 2019 Equity Plan replaced the 2010 Equity Plan.

	(a)	(b)	(c)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted - average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plans Approved by Shareholders	3,212,000	$1.47	53,000
Plans Not Approved by Shareholders	None	$—	None

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our Audit and Finance Committee’s charter, the Audit and Finance Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% stockholder, or any of their immediate family members, has a direct or indirect material interest. The Audit and Finance Committee may not approve a related person transaction unless it is in, or not inconsistent with, our best interests and, where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated third party.

We engaged in the following transaction in which a related person had or will have a direct or indirect material interest during 2024 or 2023: none.

We have engaged in a series of debt and equity transactions with Bradford T. Whitmore through his affiliates, Strandler, LLC and Beachcorp, LLC, since January 1, 2022. One of these was for a promissory note in the amount of $2,000,000 on November 13, 2023. Also on November 13, 2023, the existing A&R Revolver Facility, Inventory Facility and Term Loan Agreement maturity dates were extended to March 31, 2025. On March 1, 2024, these maturity dates were further extended to October 1, 2025. On May 27, 2025, these maturity dates were further extended to April 30, 2027. (See Note 3 to our financial statements included in our Annual Report on Form 10-K for additional information about our outstanding debt.)

No related person transactions are currently contemplated.

PROPOSAL 2

ADOPTION OF THE 2025 EQUITY COMPENSATION PLAN

The Board of Directors has approved and recommends that the stockholders approve the Company’s 2025 Equity Compensation Plan (the “Plan” or the “2025 Plan”), which is designed to replace the existing 2019 Equity Compensation Plan (the “2019 Plan”). If the 2025 Plan is approved by the Company’s stockholders, the 2019 Plan will be terminated.

The following is a general summary of the 2025 Plan and is qualified in its entirety by the full text of the 2025 Plan attached to this Proxy Statement as Exhibit A. Capitalized terms not defined herein have the meanings ascribed to such terms in the plan document.

Purpose of the 2025 Plan - The Company’s Board believes that the proposed 2025 Plan will strengthen the Company’s continued capacity to attract and retain the services of key employees and directors who will contribute to the Company’s long-term growth and financial success by increasing to 3 million the aggregate number of shares that may be granted (the 2019 Plan currently has fewer than 7,000 shares available for grant). The Board recognizes that there is competition among businesses for talented employees and that these employees play an important role in maintaining the Company’s technology leadership position in advanced materials and fully formulated skin health products. The Board believes that the equity compensation available under the 2025 Plan is vital to our ability to secure and build the Company’s talented human resources and thereby remain competitive and a technology leader in our industry.

Administration - The 2025 Plan will be administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee will have sole authority to (i) determine the individuals to whom grants shall be made under the 2025 Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, and (iv) make all determinations with respect to any other matters arising under the 2025 Plan.

Participants – Participants of the 2025 Plan will include certain employees of the Company and certain advisors, including non-employee members of the Board who perform services for the Company, as designated by the Committee.

Shares Available for the 2025 Plan - Subject to adjustment as provided in the 2025 Plan (for example, in the event of recapitalization, stock split, stock dividend, merger, reorganization or similar event), the maximum number of shares of common stock that may be subject to options issued under the 2025 Plan is 3,000,000 shares, and the maximum number of shares of common stock that may be subject to options issued under the 2025 Plan to any eligible participant in the 2025 Plan in any single calendar year is the lesser of 1.5% of outstanding shares of the Company’s common stock for employees and 0.5% for directors, or 600,000 shares in the aggregate (subject to exceptions contained in the Plan, including for grants to newly hired employees).

Awards - Awards under the 2025 Plan may consist of grants of (i) incentive stock options as described in Section 2.1 (“Incentive Stock Options”), or (ii) non-qualified options as described in Section 2.1 (“Non-qualified Options”) (Incentive Stock Options and Non-qualified Options are collectively referred to as “Options.” The terms and features of the various forms of Grants are described more fully in the 2025 Plan itself, attached as Exhibit A.

No person may receive more than 20% of the aggregate number of any class of Grants made during any calendar year. For purposes of calculating the aggregate number of shares of each class, Options will be deemed a single class of Grants. However, the limitations set forth in this paragraph will not apply to grants made to a person as an inducement material to the individual’s entering into employment with the Company.

Reorganization or Change in Control - Under the 2025 Plan, a “Reorganization” shall be deemed to occur if the stockholders of the Company approve (or, if stockholder approval is not required, the Board of Directors approves) an agreement providing for (i) the merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares of the Company’s stock entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (ii) the sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company. A “Change of Control” shall be deemed to have occurred if any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or any of its subsidiaries or affiliates becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing a majority of the voting power of the then outstanding securities of the Company except where the acquisition is approved by the Board of Directors.

Upon a Reorganization where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), all outstanding Options that are not exercised will be assumed by, or replaced with comparable options or rights by, the surviving corporation. In addition, upon any Reorganization or a Change of Control, (i) the Company will provide each participant with outstanding grants written notice of such event, and (ii) all outstanding Options will automatically accelerate and become fully exercisable.

Termination and Amendment - The Board of Directors may at any time terminate or from time to time amend the 2025 Plan; provided that the Board of Directors may not make any amendment to the 2025 Plan without the approval of the stockholders, if such stockholder approval is required by any requirement of applicable law or regulation. The 2025 Plan shall terminate on the day immediately preceding the tenth anniversary of the effective date of the plan, unless the plan is terminated earlier by the Board of Directors or is extended by the Board of Directors with the approval of the stockholders.

United States Federal Income Tax Consequences - The following discussion briefly summarizes the material federal income tax consequences of participation in the 2025 Plan. This discussion is general in nature and does not address issues related to the tax circumstances of any particular participant. The discussion is limited to the impact of the Internal Revenue Code as is currently in effect upon United States citizens residing in the United States.

Stock Options. Under the Internal Revenue Code, a participant granted a Nonqualified Stock Option or Incentive Stock Option generally realizes no taxable income upon receipt of the stock option, but in the case of a Nonqualified Stock Option a participant is deemed to have realized ordinary taxable income upon the exercise of the stock option equal to the excess of the fair market value of the shares of Common Stock acquired at the time of the exercise of the stock option over the exercise price of such stock option. The Company will be entitled to a deduction equal to the same amount to the extent such amount is treated as reasonable compensation under the Internal Revenue Code. The deduction will be allowed in the Company’s taxable year which includes the last day of the participant’s taxable year in which the stock option is exercised. A participant’s tax basis in shares of Common Stock acquired upon the exercise of a stock option will be the fair market value of such Common Stock shares on the date the stock option is exercised.

Withholding Taxes. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding (including all federal, state and local taxes) determined by the Committee to be required by law. If the Committee so permits, a Grantee may make a written election to satisfy the Company’s income tax withholding obligation with respect to an Option by having Shares withheld by the Company from the Shares otherwise to be received, or to deliver previously owned Shares (not subject to restrictions thereunder).

Outstanding Grants and Effect on Prior Plan - Upon the effective date of the 2025 Plan, the 2019 Plan shall be terminated subject to the provisions of Section 3.5 of the 2019 Plan, relating to the post-termination effectiveness of grants under the 2019 Plan. The 2025 Plan shall not be deemed an amendment or restatement of the 2019 Plan. Nothing in the 2025 Plan shall be deemed to impair the rights of or give any new or additional rights to any person who received grants under the 2019 Plan,

Vote Required — To be approved, Proposal 2 must receive “For” votes from a majority of the shares represented in person or by proxy to become effective. If you abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will not have any effect for purposes of determining whether Proposal 2 has been approved.

THE BOARD OF DIRECTORS AND THE COMPENSATION COMMITTEE RECOMMEND THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE 2025 PLAN.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF AUDITORS

Report of the Audit and Finance Committee

The Audit and Finance Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditor is responsible for performing an independent audit of the Company’s financial statements and expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles.

 The Audit and Finance Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2025. The Audit and Finance Committee has discussed with RSM US LLP, the Company’s independent auditor, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit and Finance Committee has received and reviewed the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit and Finance Committee concerning independence, and the Audit and Finance Committee discussed with RSM US LLP their independence from management and the Company. The Audit and Finance Committee has considered whether the provision of services by RSM US LLP not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company’s Form 10-Qs are compatible with maintaining RSM US LLP’s independence and has determined that they are compatible and do not impact RSM US LLP’s independence.

Based on the reviews and discussions referred to above, the Audit and Finance Committee recommended to the Board of Directors that the audited financial statements referred to above should be included in the Company’s Annual Report on Form 10-K accompanying this Proxy Statement and filed with the SEC for the year ended December 31, 2025.

Audit and Finance Committee

Laura M. Beres, Chair

Mark E. Miller

Appointment of Independent Auditors

The Audit and Finance Committee has appointed RSM US LLP, an independent registered public accounting firm (“RSM”), as auditors of our financial statements for the year ending December 31, 2025. RSM has been engaged as auditors for the Company since November 2001. The Audit and Finance Committee has determined to afford stockholders the opportunity to express their opinions on the matter of auditors and, accordingly, is submitting to the stockholders at the Annual Meeting a proposal to ratify the Audit and Finance Committee’s appointment of RSM. If a majority of the shares voted at the Annual Meeting, in person or by proxy, is not voted in favor of the ratification of the appointment of RSM, the Audit and Finance Committee will interpret this as an instruction to seek other auditors. It is expected that representatives of RSM will be present at the Annual Meeting and will be available to respond to questions. They will be given an opportunity to make a statement if they desire to do so.

The following fees were incurred by the Company for the services of RSM in relation to the 2024 and 2023 fiscal years.

Audit Fees.  The aggregate amount billed by RSM for audit services performed for the fiscal years ended December 31, 2024 and 2023 was approximately $270,000 and $263,000 respectively. Audit services include the auditing of financial statements and quarterly reviews.

 Audit Related Fees.  There were $26,000 in audit related fees billed by RSM for the years ended December 31, 2024 and 2023, respectively, which may include costs incurred for reviews of registration statements, assistance with Staff comment letters, and consultation on various accounting matters in support of our financial statements.

 Tax Fees. There were no fees billed by our principal accountant for tax related services for the fiscal years ended December 31, 2024 and 2023.

All Other Fees. Other than those fees described above, during the fiscal years ended December 31, 2024 and 2023, there were no other fees billed for services performed by our principal accountant.

All of the fees described above were approved by our Audit and Finance Committee.

Audit and Finance Committee Pre-Approval Policies and Procedures.

Our Audit and Finance Committee pre-approves the audit and non-audit services performed by RSM, our principal accountants, in order to assure that the provision of such services does not impair RSM’s independence. Unless a type of service to be provided by RSM has received general pre-approval, it will require specific pre-approval by the Audit and Finance Committee. In addition, any proposed services exceeding pre-approval cost levels or budgeted amounts will require specific pre-approval by the Audit and Finance Committee.

The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit and Finance Committee specifically provides for a different period. The Audit and Finance Committee will periodically revise the list of pre-approved services, based on subsequent determinations, and has delegated pre-approval authority to the Chair of the Audit and Finance Committee. In the event the Chair exercises such delegated authority, she shall report such pre-approval decisions to the Audit and Finance Committee at its next scheduled meeting. The Audit and Finance Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

THE BOARD OF DIRECTORS AND THE AUDIT AND FINANCE COMMITTEE RECOMMEND THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF RSM US LLP AS THE INDEPENDENT AUDITORS OF OUR FINANCIAL STATEMENTS FOR THE YEAR ENDING DECEMBER 31, 2025.

 MISCELLANEOUS AND OTHER MATTERS

Solicitation

The cost of this proxy solicitation will be borne by the Company. We may request banks, brokers, fiduciaries, custodians, nominees, and certain other record holders to send proxies, proxy statements and other materials to their principals at our expense. Such banks, brokers, fiduciaries, custodians, nominees, and other record holders will be reimbursed by the Company for their reasonable out-of-pocket expenses of solicitation. We do not anticipate that costs and expenses incurred in connection with this proxy solicitation will exceed an amount normally expended for a proxy solicitation for an election of directors in the absence of a contest. In addition to soliciting proxies by mail, certain of our officers and employees, without additional compensation, may solicit proxies personally or by telephone or electronic communication on our behalf.

Proposals of Stockholders

Proposals of stockholders to be considered for inclusion in our proxy statement and proxy for the 2026 Annual Meeting must be received by the Corporate Secretary of the Company on or before April 1, 2026. If a stockholder submits a proposal to be considered at the 2026 Annual Meeting other than in accordance with Rule 14a-8 under the Exchange Act, and does not provide notice of such proposal to the Company by June 30, 2026, the holders of any proxy solicited by our Board of Directors for use at such meeting will have discretionary authority to vote with respect to any proposal as to which timely notice is not given.

 In addition, our By-Laws, as currently in effect, establish procedures for stockholder nominations for election of directors and bringing business before our annual meeting of stockholders. Among other requirements, to nominate a person for election as a director at our 2026 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to, or mailed and received by, our Corporate Secretary at our principal executive offices not less than 60 days nor more than 90 days prior to the meeting. In the event that we have not publicly disclosed the date of the meeting at least 70 days prior to the date of the meeting, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was publicly disclosed. Among other requirements, to bring business before our 2026 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to, or mailed and received by, our Corporate Secretary at our principal executive offices by April 1, 2026, except that if the date of the Annual Meeting has been changed by more than 30 days from the previous year’s meeting, notice by the stockholder must be received within 10 days after we publicly disclose the date of the meeting. In each case, the notice must contain certain information concerning the proposed nominee or business and the stockholder making the proposal. The specific requirements of these advance notice provisions are set forth in Article II, Sections 2.4 and 2.5 of our By-Laws, a copy of which is available upon request. Such request and any stockholder proposals should be sent to our Corporate Secretary at our principal executive offices.

Other Business

The Board of Directors is not aware of any other matters to be presented at the Annual Meeting other than those mentioned in this Proxy Statement and our Notice of Annual Meeting of Stockholders enclosed herewith. If any other matters are properly brought before the Annual Meeting, however, it is intended that the persons named in the proxies will vote such proxies as the Board of Directors directs.

Additional Information

We will furnish without charge a copy of our Annual Report, as filed with the SEC, upon the written request of any person who is a stockholder as of the Record Date, and will provide copies of the exhibits to such Annual Report upon payment of a reasonable fee, which shall not exceed our reasonable expenses in connection therewith. Requests for such materials should be directed to Solésence, Inc., 1319 Marquette Drive, Romeoville, Illinois 60446, Attention: Investor Relations. The information on our website, www.solesence.com, is not, and should not be deemed to be, a part of this Proxy Statement, or incorporated by reference into any other filings we make with the SEC.

By order of the Board of Directors,

/s/ JESS JANKOWSKI
Jess Jankowski
Chief Executive Officer

Romeoville, Illinois

July 30, 2025

ALL STOCKHOLDERS ARE REQUESTED TO VOTE VIA THE INTERNET, BY TELEPHONE OR BY COMPLETING, DATING, SIGNING AND RETURNING A PROXY CARD PROMPTLY.

Solésence, Inc. C/O Broadridge P.O. Box 1342 Brentwood, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the numbers the number(s) of the nominee(s) on the line below
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐

Nominees

01) R. Janet Whitmore
02) Laura M. Beres

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	TO APPROVE THE COMPANY’S 2025 EQUITY INCENTIVE PLAN	☐	☐	☐
3.	TO RATIFY THE APPOINTMENT OF RSM US LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY'S FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2025	☐	☐	☐

NOTE: EACH OF THE PERSONS NAMED AS PROXIES ARE AUTHORIZED, IN SUCH PERSON'S DISCRETION, TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENTS THEREOF.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000430405_1     R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K are available at www.proxyvote.com

SOLÉSENCE, INC.
1319 MARQUETTE DRIVE
ROMEOVILLE, ILLINOIS 60446

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 28, 2025
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) hereby appoints Jess Jankowski, with full power of substitution, as attorney and proxy for, and in the name and place of, the undersigned, and hereby authorizes Mr. Jankowski to represent and to vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Solésence, Inc. to be held at Solésence, Inc., 1319 Marquette Drive, Romeoville, Illinois 60446, on Thursday, August 28, 2025 at 8:00 a.m., Chicago time, and at any adjournments thereof, upon the matters as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENTS THEREOF IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Continued and to be signed and dated on reverse side

0000430405_2      R1.0.1.18

EXHIBIT A

TEXT OF THE COMPANY’S 2025 EQUITY COMPENSATION PLAN

[See attached.]

SOLÉSENCE, INC.

2025 EQUITY COMPENSATION PLAN

The purpose of the 2025 Solésence, Inc. Equity Compensation Plan (the “Plan”) is to provide designated employees of Solésence, Inc. (the “Company”) and its subsidiaries, and certain advisors, including non-employee members of the Board of Directors of the Company (the “Board”) who perform services for the Company or its subsidiaries, with the opportunity to receive grants of incentive stock options and non-qualified options. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s shareholders, and will align the economic interests of the participants with those of the shareholders.

ARTICLE I

ADMINISTRATION OF THE PLAN

Section 1.1 Administration.

(a)            Committee. The Plan shall be administered and interpreted by the Compensation and Governance Committee of the Board (the “Committee”). The Committee shall consist of three or more persons appointed by the Board, all of whom shall be “outside directors” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and related Treasury regulations, shall be “non-employee directors” as defined under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)            Committee Authority. The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, and (iv) make all determinations with respect to any other matters arising under the Plan. The Committee may delegate the authority to make grants during the periods between regularly scheduled meetings of the Committee; however, grants in excess of 10,000 shares or grants with non-standard terms shall be made subject to Committee approval. Any grant made pursuant to the Committee’s delegated authority shall be reported to the Board at the next meeting following the grant.

(c)            Committee Determinations. The Committee shall have power and authority to interpret the Plan, make factual determinations, and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations and determinations shall be conclusive and binding on all persons having any interest in the Plan. Determinations made by the Committee under the Plan need not be uniform as to similarly situated individuals.

Section 1.2 Grants. Awards under the Plan may consist of grants of (i) incentive stock options as described in Section 2.1 (“Incentive Stock Options”) and (ii) non-qualified options as described in Section 2.1 (“Non-qualified Options”) (Incentive Stock Options and Non-qualified Options are collectively referred to as “Options”).

All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions specified in the individual in a grant instrument (the “Grant Instrument”). The Committee shall approve the form and provisions of each Grant Instrument.

Section 1.3 Shares Subject to the Plan.

(a)           Shares Authorized.

(i) For purposes of the Plan, a “Share” means one share of common stock of the Company, par value $0.01 per share. Subject to adjustments as provided in Section 1.3(b) below, the aggregate number of Shares available for Grants under the Plan shall be 3,000,000 Shares.

(ii) For each calendar year, Grants under the Plan shall also be subject to the following limitations:

(A) Subject to adjustments as provided in Section 1.3(b) below, and for other than newly hired employees receiving grants as part of their initial compensation, the maximum aggregate number of Shares that shall be subject to Grants made under this Plan during any calendar year shall be 600,000 Shares. This limit shall not apply to Grants made to a person as an inducement material to the individual’s entering into employment with the Company (“New Hire Grants”).

(B) No grant recipient (“Grantee”) shall receive more than twenty (20) percent of the aggregate number of any class of Grants, excluding any New Hire Grants, made during any calendar year. This will make the absolute limit that any Grantee can receive in any given calendar year equal to 120,000 (20% of 600,000 shares, as referenced above), excluding any New Hire Grants that Grantee may have received in that same calendar year.

(C) During each calendar year, Employees shall be granted under the Plan no more than one-point-five (1.5) percent of the Company’s outstanding Shares and Non-Employee Directors shall be granted no more than one-half (1/2) percent of the Company’s outstanding Shares. The number of outstanding Shares for purpose of this subsection will be determined as of the first business day of each applicable calendar year on a fully-diluted basis.

(iii) The limitations set forth in subsection (ii) above shall not apply to New Hire Grants made to a person as an inducement material to the individual’s entering into employment with the Company, except for the overall limit of the New Hire Grant being 120,000 Options, as described in subsection (ii)(B) per person as it applies to this type of grant only. In addition, New Hire Grants shall not count against the aggregate maximum amounts set forth above in subsection (ii)(A) above.

(iv) The Shares may be authorized but unissued Shares or reacquired Shares, including Shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, the Shares subject to such Grants shall no longer be available for future Grants for purposes of the Plan. Once the cumulative Options granted within the life of the Plan reach 3,000,000, there will be no further shares available for Grants without an amendment to the Plan to authorize additional shares being added to the Plan.

(b)          Adjustments for Significant Events. If the number or kind of outstanding Shares change by reason of (i) a dividend, spin-off, recapitalization, split or combination or exchange of Shares, (ii) a merger, reorganization or consolidation in which the Company is the surviving corporation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding Shares of the Company as a class without the Company’s receipt of consideration, or if the value of outstanding Shares is substantially reduced as a result of a spin-off or the Company’s payment of an extraordinary dividend or distribution the maximum number of Shares available for Grants, the maximum number of Shares that any individual participating in the Plan may be granted in any year, the number of Shares covered by outstanding Grants, the kind of Shares issued under the Plan, and the price per Share or the applicable market value of such Grants may be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued Shares to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants. Any fractional Shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Committee shall be final, binding and conclusive.

Section 1.4 Eligibility for Participation.

(a)            Eligible Persons. All employees of the Company, its parents and its subsidiaries (“Employees”), including Employees who are officers or members of the Board, and members of the Board who are not Employees (“Non-Employee Directors”) shall be eligible to participate in the Plan. Advisors who perform services to the Company or any of its parents or its subsidiaries (“Key Advisors”) shall be eligible to participate in the Plan if the Key Advisors render bona fide services and such services are not in connection with the offer or sale of securities in a capital-raising transaction.

(b)           Selection of Grantees. The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants.

ARTICLE II

EQUITY INCENTIVE GRANTS

Section 2.1 Options.

(a)            Number of Shares. The Committee shall determine the number of Shares that will be subject to each Grant of Options, subject to the limitations in Section 1.3 above.

(b)           Type of Option and Price.

(i) The Committee may grant Incentive Stock Options that are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code or Non-qualified Options that are not intended so to qualify or any combination of Incentive Stock Options and Non-qualified Options.

(ii) The purchase price (the “Exercise Price”) of Shares subject to an Option shall be equal to, or greater than, the Fair Market Value (as defined below) of a Share on the date the Option is granted. The Exercise Price of an Incentive Stock Option shall be equal to, or greater than, the Fair Market Value of a Share on the date the Incentive Stock Option is granted and may not be granted to an Employee who, at the time of grant, owns Shares possessing more than 10 percent of the total combined voting power of all Shares and other classes of stock of the Company or any parent or subsidiary of the Company, unless the Exercise Price per Share is not less than 110% of the Fair Market Value of a Share on the date of grant.

(iii) If the Shares are publicly traded, then the Fair Market Value per Share shall be determined as follows: (x) if the principal trading market for the Shares is a national securities exchange or the Nasdaq National Market, the last reported sale price thereof on the date of grant or, if there were no trades on that date, the earliest subsequent date upon which a sale was reported, or (y) if the Shares are not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of a Share on the following date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines. If the Shares are not publicly traded or, if publicly traded, are not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per Share shall be as determined in good faith by the Committee; provided that, if the Shares are publicly traded, the Committee may make such discretionary determinations where the Shares have not been traded for 10 trading days.

(c)             Option Term. The Committee shall determine the term of each Option. The term of any Option shall not exceed seven years from the date of grant. For Incentive Stock Options granted to an Employee who, at the time of grant, owns Shares possessing more than 10 percent of the total combined voting power of all Shares and other classes of stock of the Company, or any parent or subsidiary of the Company, the term shall not exceed five years from the date of grant.

(d)            Vesting of Options. Options shall vest in accord with the terms and conditions specified in the Grant Instrument. The Committee may accelerate the vesting of any or all outstanding Options at any time for any reason.

(e)           Termination of Employment, Disability or Death.

(i) Except as provided below, an Option may only be exercised while the Grantee is an Employee, Key Advisor or member of the Board. In the event that a Grantee has a Termination of Service (as defined below) for any reason other than Disability (as defined below), death or Cause (as defined below), any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days after the date of such termination, but in any event no later than the date of expiration of the Option term. Any Options that the Grantee cannot exercise at the time of a Termination of Service shall terminate as of such date.

(ii) In the event a Grantee is terminated for Cause, unless otherwise determined by the Committee (x) any Option held by the Grantee shall terminate as of the date of such Termination of Service and (y) the Grantee shall automatically forfeit all Shares underlying any exercised portion of an Option for which the Company has not yet delivered the certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such Shares.

(iii) In the event a Grantee has a Termination of Service on account of Disability, any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date of such Termination of Service, but in any event no later than the date of expiration of the Option term. Unless provided otherwise in the applicable Grant Instrument, any of the Grantee’s Options which are not otherwise exercisable as of the date of such Termination of Service shall terminate as of such date.

(iv) If the Grantee dies while an Employee, Key Advisor or member of the Board or within 90 days after the date on which the Grantee has a Termination of Service, any Option that is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date of such death or Termination of Service, but in any event no later than the date of expiration of the Option term. Unless provided otherwise in the applicable Grant Instrument, any of the Grantee’s Options that are not otherwise exercisable as of the date shall terminate as of such date.

(v) For purposes of the Plan:

(A) “Cause” shall mean a finding by the Committee that (1) the Grantee has breached his or her employment, service, noncompetition, nonsolicitation or other similar contract with the Company or its parent and subsidiary corporations, (2) has been engaged in disloyalty to the Company or its parent and subsidiary corporations, including, without limitation, fraud, embezzlement, theft, commission of a felony or dishonesty in the course of his or her employment or service, (3) has disclosed trade secrets or confidential information of the Company or its parents and subsidiary corporations to persons not entitled to receive such information or (4) has entered into competition with the Company or its parent or Subsidiary Corporations. Notwithstanding the foregoing, if the Grantee has an employment agreement with the Company defining “Cause,” then such definition shall supersede the foregoing definition.

(B) “Disability” shall mean a Grantee’s becoming disabled within the meaning of Section 22(e)(3) of the Code. Notwithstanding the foregoing, if the Grantee has an employment agreement with the Company defining “Disability,” then such definition shall supersede the foregoing definition.

(C) “Termination of Service” shall mean a Grantee’s termination of employment or service as an Employee, Key Advisor or member of the Board unless the Grantee continues without interruption to serve thereafter in another such capacities.

(f)          Exercise of Options. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company with payment of the Exercise Price. The Grantee shall pay the Exercise Price (x) in cash, (y) by delivering Shares owned by the Grantee for the period necessary to avoid a charge to the Company’s earnings for financial reporting purposes and to avoid adverse accounting consequences to the Company (including Shares acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate) and having a Fair Market Value on the date of exercise equal to the Exercise Price, or (z) by such other method as the Committee may approve, including payment through a broker in accord with procedures permitted by Regulation T of the Federal Reserve Board; provided, that, for purposes of assisting a Grantee (other than a Grantee who is a director or an executive officer of the Company) to exercise an Option, the Company may make loans to such Grantee or guarantee loans made by third parties to such Grantee, on such terms and conditions as the Committee may authorize. Such Grantee shall pay the Exercise Price at the time of exercise and shall satisfy the withholding tax requirements of Section 3.1.

(g)         Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Shares on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan and any other equity compensation plan of the Company or a parent or subsidiary, exceeds $100,000, then the option, as to the excess, shall be treated as a Non-qualified Option. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or a parent or subsidiary of the Company (within the meaning of Section 424(f) of the Code).

ARTICLE III

GENERAL MATTERS

Section 3.1 Withholding of Taxes.

(a)           Required Withholdings. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding (including all federal, state and local taxes) determined by the Committee to be required by law. Without limiting the generality of the foregoing, the Committee may, in its discretion, require the Grantee to pay the amount that the Committee deems necessary to satisfy the Company’s obligation to withhold federal, state or local income or other taxes incurred by reason of the exercise of any Option, or (ii) any other applicable income recognition event. Notwithstanding anything contained in the Plan to the contrary, the Grantee’s satisfaction of any tax- withholding requirements imposed by the Committee shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide Shares to the Grantee and to the release of any restrictions as may otherwise be provided hereunder, as applicable; and the applicable options shall be forfeited upon the failure of the Grantee to satisfy such requirements with respect to, as applicable, (i) the exercise of the Option or (ii) any other applicable income recognition event.

(b)         Election to Withhold Shares. If the Committee so permits, a Grantee may make a written election to satisfy the Company’s income tax withholding obligation with respect to an Option by having Shares withheld by the Company from the Shares otherwise to be received, or to deliver previously owned Shares (not subject to restrictions hereunder). The number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes. Where the exercise of an Incentive Stock Option does not give rise to an obligation by the Company to withhold federal, state or local income or other taxes on the date of exercise, but may give rise to such an obligation in the future, the Committee may, in its discretion, make such arrangements and impose such restrictions as it deems necessary or appropriate. The election must be in a form and manner prescribed by the Committee and shall be subject to the prior approval of the Committee.

Section 3.2 Transferability of Grants.

(a)               In General. Except as provided in Section 3.2(b), only the Grantee may exercise rights under a Grant during the Grantee’s lifetime. A Grantee may not transfer those rights except by will or by the laws of descent and distribution. When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee (“Successor Grantee”) may exercise such rights in accordance with the terms of the Plan. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b)               Transfer of Non-qualified Options. Notwithstanding the foregoing, the Committee may provide in a Grant Instrument that a Grantee may transfer Non-qualified Options to family members or other persons or entities according to such terms as the Committee may determine where the Committee determines that such transferability does not result in accelerated federal income taxation; provided that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

Section 3.3 Reorganization or Change in Control of the Company.

(a)           Definitions.

(i) As used herein, a “Reorganization” shall be deemed to have occurred if the shareholders of the Company approve (or, if shareholder approval is not required, the Board approves) an agreement providing for (i) the merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, Shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (ii) the sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company.

(ii) As used herein, a “Change of Control” shall be deemed to have occurred if any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or any of its subsidiaries or affiliates becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing a majority of the voting power of the then outstanding securities of the Company except where the acquisition is approved by the Board.

(b)           Assumption of Grants. Upon a Reorganization where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), all outstanding Options that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation.

(c)           Notice and Acceleration. Upon a Reorganization or a Change of Control, (i) the Company shall provide each Grantee with outstanding Grants written notice of such event and (ii) all outstanding Options shall automatically accelerate and become fully exercisable.

Section 3.4 Requirements for Issuance or Transfer of Shares.

(a)          Shareholder’s Agreement. The Committee may require that a Grantee execute a shareholder’s agreement with respect to any Shares distributed pursuant to the Plan.

(b)         Limitations on Issuance or Transfer of Shares. No Shares shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Grantee hereunder on such Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such Shares as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such Shares may be legended to reflect any such restrictions. Certificates representing Shares issued or transferred under the Plan will be subject to such stop-transfer orders, registration and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

Section 3.5 Amendment and Termination of the Plan.

(a)        Amendment. If shareholder approval for any amendment to the Plan is required by any applicable law or regulation, the Board may not make such amendment to the Plan without the approval of the shareholders. Otherwise, the Board may amend or terminate the Plan at any time.

(b)         Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of the Effective Date (as defined below), unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the shareholders.

(c)         Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the amendment is required in order to comply with applicable law. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended in accord with the Plan or may be amended by agreement of the Company and the Grantee consistent with the Plan.

(d)         Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

Section 3.6 Miscellaneous.

(a)         Programs. The Committee may adopt one or more programs not inconsistent with this Plan pursuant to which Grants may be made under this Plan. Such programs shall be deemed merely programs of implementation of this Plan and shall not be deemed new plans.

(b)         Funding of the Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

(c)         Rights of Participants. Nothing in the Plan shall entitle any Employee, Non-Employee Director, Key Advisor or other person to any claim or right to be granted a Grant under the Plan. Neither the Plan nor any action taken under it shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any other employment rights.

(d)         No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

(e)         Section Headings. Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

(f)          Effective Date of the Plan. Provided the Plan has been approved by the Company’s Board of Directors, the Plan shall be effective on the first business day immediately following the Plan’s approval by the Shareholders of the Company (the “Effective Date”).

(g)         Deferred Compensation. No deferral of compensation (as defined under Code Section 409A or guidance thereto) is intended under this Plan. The Committee may permit deferrals of compensation pursuant to the terms of the Grant Agreement, a separate plan or a subplan which meets the requirements of Code Section 409A and any related guidance. Participants shall only be granted Awards under this Plan that meet the requirements of Code Section 409A or qualify for an exemption under Code Section 409A or any related guidance. If any participant receives an Award that does not comply with Code Section 409A or qualify for an exemption thereto, such Award shall be null and void and shall be deemed to have never been granted. Additionally, to the extent any Award is subject to Code Section 409A, notwithstanding any provision herein to the contrary, the Plan does not permit the acceleration of the time or schedule of any distribution related to such Award, except as permitted by Code Section 409A, the regulations thereunder, and/or the Secretary of the United States Treasury.

(h)         Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in the Plan shall be construed to (i) limit the right of the Committee to make Grants under the Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of the Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option grant made to such employee by such corporation. The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute grants.

(i)          Compliance with Law. The Plan, the exercise of Options and the obligations of the Company to issue or transfer Shares under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(j)          Successors. All obligations of the Company under the Plan with respect to awards granted under it shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

(k)        Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall exclusively be governed by and determined in accordance with the law of the State of Delaware.

(l)          Transition Provisions Relating to the Prior Plans. Upon the Effective Date of the Plan, the Company’s 2019 Equity Compensation Plan (the “2019 Plan”) shall be terminated subject to the provisions of Section 3.5 of the 2019 Plan, which will relate to the post-termination effectiveness of grants under the 2019 Plan. The Plan shall not be deemed an amendment or restatement of the 2019 Plan. Nothing in the Plan shall be deemed to impair the rights of or give any new or additional rights to any person who received grants under the 2019 Plan.

Upon the Effective Date of the 2019 Plan, the Company’s 2010 Equity Compensation Plan (the “2010 Plan”) was terminated subject to the provisions of Section 3.5(c) of the 2010 Plan, relating to the post-termination effectiveness of grants under the 2010 Plan. Nothing in the Plan shall be deemed to impair the rights of or give any new or additional rights to any person who received grants under the 2010 Plan.